Exhibit 99.4

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Two Harbors Investment Corp., as amended, as a person to become a director of Two Harbors Investment Corp.

/s/ W. Reid Sanders
W. Reid Sanders

September 18, 2009